UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – March 11, 2014

CODORUS VALLEY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-15536	23-2428543
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Number)

105 Leader Heights Road P.O. Box 2887 York, Pennsylvania		17405-2887
(Address of principal executive offices)		(Zip code)

717-747-1519

(Registrant’s telephone number including area code)

N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CODORUS VALLEY BANCORP, INC.
FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 11, 2014, Codorus Valley Bancorp, Inc. (the “Company”) and its wholly-owned subsidiary, PeoplesBank, a Codorus Valley Company (the “Bank”), entered into a Change of Control Agreement (the “Agreement”) with Benjamin F. Riggs, Jr., General Counsel and Secretary of the Company and the Bank (referred to in this Current Report as “Mr. Riggs” or “Executive”).

The terms and conditions of the Agreement provide that the Executive is entitled to receive certain cash compensation and employee benefits in the event that the Executive’s employment is terminated by the Company or Bank (or an acquirer or successor thereof) without “good cause,” or, in certain specified circumstances, by the Executive, in each case within two (2) years after the occurrence of a “change of control.”

More specifically, the Agreement provides that upon a termination pursuant to a “change of control,” the Executive is entitled to be paid cash compensation in an amount equal to one (1) times the sum of his highest annual base salary during one of the three immediately preceding calendar years, plus his highest cash bonus earned during the same time period. Payment of this cash compensation is to be made in a single lump sum within ten (10) days after the termination of employment. In addition, he would be entitled to continue participation in the Bank’s employee benefit plans for a period of one (1) year; provided that if participation in any health, medical, life insurance or disability plan is barred, the Bank will be required to pay for an individual plan with substantially equivalent coverage.

The Agreement defines “change of control” as:

•	a change in ownership of the Company or the Bank such that any person or group of persons acquires stock that causes such person or group to own more than 50% of the total fair market value or total voting power of the stock of the Corporation or the Bank;

•	a change in the effective control of the Company or the Bank such that any person or group acquires during any 12 month period stock of the Company or the Bank possessing 35% or more of the total voting power of the stock of the Company or the Bank, or a majority of the membership of the Board of Directors of the Company is replaced in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•	a change in the ownership of a substantial portion of the assets of the Company or the Bank during any 12 month period such that any person or group acquires assets from the Company or the Bank with a total gross fair market value of at least 40% of all of the assets of the Company or the Bank immediately prior to the acquisition.

“Good cause” is defined in the Agreement to mean (a) the willful failure to substantially perform Executive’s duties as an officer of the Company or Bank following receipt of written notice of such failure; (b) the willful engaging in misconduct injurious to the Company or Bank; (c) dishonesty or gross negligence in the performance of Executive’s duties; (d) breach of a fiduciary duty involving personal profit; (e) the violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority, any of which materially jeopardizes the business of the Company or Bank; or (f) moral turpitude or other conduct which brings public discredit to the Company or Bank.

Should the Executive terminate his employment for any of the following reasons following a change of control of the Company or the Bank, he will be entitled to receive the benefits payable under the Agreement: (a) reduction in title or responsibilities or authority which are inconsistent with, or assignment of duties inconsistent with, Executive’s status as General Counsel and Secretary; (b) removal from office other than for “good cause”; (c) reassignment to a principal place of employment which is more than twenty-five (25) miles from the Executive’s principal place of employment immediately preceding the termination of employment; (d) reduction in annual base salary; (e) failure to provide Executive with benefits as favorable as those enjoyed by the Executive prior to the termination of employment; (f) requirement that Executive travel in the performance of his duties for a significantly greater period of time than was required of Executive during the year preceding the change in control; or (g) any material breach of the Agreement by the Company or Bank.

The Agreement also provides that the Company shall bear any expenses related to a determination of the amount of any excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or excise tax under Section 4999 of the Code of 1986, including the expenses of the Company’s independent certified accountant and tax counsel.

The above summary of the Change in Control Agreement is qualified in its entirety by reference to the full text of the Change in Control Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description of Exhibit

10.1	Change of Control Agreement by and among Codorus Valley Bancorp, Inc., PeoplesBank, A Codorus Valley Company and Benjamin F. Riggs, Jr., dated March 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Codorus Valley Bancorp, Inc.

Date: March 14, 2014	/s/ Larry J. Miller
Larry J. Miller President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Change of Control Agreement by and among Codorus Valley Bancorp, Inc., PeoplesBank, A Codorus Valley Company and Benjamin F. Riggs, Jr., dated March 11, 2014.